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                                                                   Exhibit 99.26
FOR IMMEDIATE RELEASE

Contact:    Gerald D. Stethem
            Senior Vice President & Chief Financial Officer
            NCS HealthCare, Inc.
            216-378-6808

            DELAWARE SUPREME COURT RULES ON GENESIS MERGER LITIGATION

Beachwood, Ohio - (December 11, 2002) NCS HealthCare, Inc. (NCSS.OB) announced today that the Delaware Supreme Court, in a 3 to 2 decision, remanded the legal proceedings relating to NCS's proposed merger with Genesis Health Ventures, Inc. (Nasdaq:GHVI) and directed the Delaware Chancery Court to enter an injunction that will prevent completion of that transaction. NCS is currently evaluating available alternatives in light of the Delaware Supreme Court's December 10th decision.

                               * * * * * * * * * *

NCS HealthCare, Inc. is a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS serves approximately 199,000 residents of long-term care facilities in 33 states and manages hospital pharmacies in 10 states.

In connection with the special meeting of stockholders relating to NCS's proposed merger with Genesis Health Ventures, Inc. and a pending tender offer from Omnicare, Inc., NCS HealthCare, Inc. has filed certain materials with the Securities and Exchange Commission, including a definitive proxy statement and a Solicitation/Recommendation Statement on Schedule 14D-9. SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these materials, as well as other materials filed with the Securities and Exchange Commission concerning NCS HealthCare, Inc., at the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these materials and other documents may be obtained for free from NCS HealthCare, Inc. by directing a request to NCS HealthCare, Inc. at 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122;
Attn: Investor Relations. NCS HealthCare, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the company's stockholders with respect to the special meeting. Information concerning such participants is contained in NCS HealthCare's proxy statement relating to the proposed merger with Genesis Health Ventures, Inc.